EXHIBIT(a)(1)(M)

FORM OF FINAL EMAIL COMMUNICATION CONFIRMING

ACCEPTANCE AND CANCELLATION OF ELIGIBLE OPTIONS

TO:	[Eligible Participant]
FROM:	Caesars Option Exchange Program Administrator
SUBJECT:	Confirmation of Caesars Entertainment Corporation Option Exchange Program Participation
DATE:	August 22, 2012

Thank you for participating in the option exchange program. We are pleased to inform you that your eligible options have been accepted for exchange and canceled, and your replacement options have been granted, effective August 21, 2012.

	Time-Based Replacement Options	Performance-Based Replacement Options
Date of Grant	Number of Replacement Options with Time-Based Vesting	Number of Replacement Options Vesting at $35.00 Price Target	Number of Replacement Options Vesting at $57.41 Price Target
8/21/12

The exercise price of each of your “Performance-Based Replacement Options” listed in the table above is $[ — ] per share. The exercise price of your “Time-Based Replacement Options” listed in the table above is as follows:

•	20% of your Time-Based Replacement Options are vested immediately (the “Immediately Vested Options”), and the exercise price of these replacement options is $[ — ] per share.

•

With respect to those Time-Based Replacement Options (other than the Immediately Vested Options) that vest on or prior to August 21, 2014, the exercise price of these replacement options is $20.09 per share until August 21, 2014; after such date, these Replacement Options will have an exercise price of $[ — ] per share.

•	With respect to the remainder of your Time-Based Replacement Options, the exercise price of these replacement options is $[ — ] per share.

The term of the replacement options expires on August 20, 2022. The vesting schedules for your replacement stock options will be noted in the stock option agreement for your replacement options.

You will receive your new stock option agreement shortly.

If you have any questions, please send an email to optionexchange@caesars.com or call Russell Goldich, Director of Compensation of Caesars, at (001+) (702) 407-6043.